Exhibit 10.6
                                 ADRIAN CORBETT

                     7283 Alliance Court Home: 619/644-1577
                    San Diego, CA 92119 Mobile: 619/804-4740
                          Email: acorbett@k-online.com




November 8, 2001



Francis Zubrowski
The Majestic Companies Ltd.
8880 Rio San Diego Drive, 8th floor
San Diego, CA 92120





Dear Mr. Zubrowski,

In regards to the license agreement between myself and The Majestic Motor Car Company, Ltd., dated February 20th 1998, I agree to not receive the minimum royalty payment of $50,000.00 (fifty thousand dollars) for the period of February 20th 2001 through February 19th 2002. In addition, during the time that I am an employee of The Majestic Companies Ltd. beyond the date of February 20th 2002, I agree to not receive the minimum royalty payment per the license agreement.


Adrian Corbett